Exhibit (a)(5)(C)
NOTICE OF REDEMPTION
To the Holders of
CenterPoint Energy, Inc.
3.75% Convertible Senior Notes due 2023
CUSIP Numbers: 15189TAA5 and 15189TAC1*
3.75% Convertible Senior Notes, Series B due 2023
CUSIP Number: 15189TAM9*
NOTICE IS HEREBY GIVEN that, pursuant to the provisions of the Indenture dated as of May 19, 2003 (the “Original Indenture”) by and between CenterPoint Energy, Inc. (the “Company”) and The Bank of New York Trust Company, National Association (successor to JPMorgan Chase Bank), as Trustee (the “Trustee”), as amended and supplemented by Supplemental Indenture No. 1 dated as of May 19, 2003 (“Supplemental Indenture No. 1”), under which the 3.75% Convertible Senior Notes due 2023 (the “Old Notes”) were issued, and Supplemental Indenture No. 6 dated as of August 23, 2005 (“Supplemental Indenture No. 6” and, together with the Original Indenture and Supplemental Indenture No. 1, the “Indenture”), under which the 3.75% Convertible Senior Notes, Series B due 2023 (the “New Notes” and, together with the Old Notes, the “Notes”) were issued, all outstanding Notes will be redeemed in full on May 30, 2008 (the “Redemption Date”) at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest, including contingent interest, if any, to the Redemption Date (the “Redemption Price”). The amount of interest that will be payable with respect to the Notes on the Redemption Date is $1.56 per $1,000 principal amount of the Notes. Pursuant to the Indenture, the amount of contingent interest that will be payable with respect to the Notes on the Redemption Date, if any, will be determined by reference to the average trading price of the Notes for the five business days ending on May 13, 2008 (the “Average Trading Price”). If the Average Trading Price equals or exceeds $1,200 per $1,000 principal amount of Notes, the amount of contingent interest payable for the six-month interest period ending November 14, 2008 will equal 0.25% of the Average Trading Price per $1,000 principal amount of Notes. The amount of contingent interest, if any, that will be payable with respect to the Notes on the Redemption Date will equal a pro rated portion of such six-month amount, as accrued to the Redemption Date. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Indenture.
The Redemption Price will become due and payable on each Note to be redeemed on the Redemption Date and, unless the Company defaults in making payment of the Redemption Price, interest on the Notes will cease to accrue on and after the Redemption Date.
Payment of the Redemption Price and surrender of Notes for redemption will be made through the facilities of The Depository Trust Company. Notes must be surrendered to the Trustee (acting as Paying Agent) to collect the Redemption Price. Holders can inquire about the procedures for redemption of the Notes by calling Kathryn Maxwell at The Bank of New York Trust Company, National Association at (713) 483-6817.
In lieu of redemption, Notes may be converted at any time before 5:00 p.m., New York City time, on the Redemption Date. A holder may convert fewer than all of such holder’s Notes so long as the Notes converted are an integral multiple of $1,000 principal amount of Notes. Holders of Notes at 5:00 p.m., New York City time, on May 1, 2008, the regular record date for the May 15, 2008 interest payment on the Notes, will receive interest in the amount of $18.75 per $1,000 principal amount of Notes payable on May 15, 2008. Notes surrendered for conversion by holders during the period from 5:00 p.m., New York City time, on May 1, 2008 to 9:00 a.m., New York City time, on May 15, 2008 must be accompanied by a payment of $18.75 per $1,000 principal amount of Notes surrendered for conversion, which amount equals the regular interest payment that the holder is to receive on the Notes. Holders that submit Notes for conversion after 9:00 a.m., New York City time, on May 15, 2008, need not submit any interest payment in connection with the conversion.
The current conversion rate of the Notes is 89.4381 shares of the Company’s common stock per $1,000 principal amount of the Notes. With respect to the Old Notes, the Company will satisfy its conversion obligation by delivering a number of shares of the Company’s common stock per $1,000 principal amount of Old Notes being converted equal to the conversion rate in effect on the date on which the holder satisfies the conversion requirements of the Indenture. With respect to the New Notes, the Company will satisfy its conversion obligation by paying an amount in cash equal to the lesser of the aggregate principal amount of New Notes being converted and the Company’s conversion obligation with respect to such New Notes, and by delivering shares of the Company’s common stock to the extent that such conversion obligation exceeds the aggregate principal amount of New Notes being converted (the “Excess Value”). The Company’s conversion obligation with respect to the New Notes will equal the product of:
•	(x) the aggregate principal amount of New Notes to be converted by a holder divided by 1,000 multiplied by (y) the conversion rate in effect on the later of (i) the date on which the Ten-Day Average Price (as defined below) can be determined or (ii) the date on which the holder satisfies the conversion requirements of the Indenture (including the delivery of a conversion notice to The Depository Trust Company); and

•	the average of the Last Reported Sale Prices of the Company’s common stock for the ten-trading-day period commencing on the second trading day following the date the holder submits the Notes for conversion (the “Ten-Day Average Price”).
With respect to the New Notes, the number of shares of the Company’s common stock to be delivered, if any, will be equal to the Excess Value divided by the Ten-Day Average Price.
With respect to the Old Notes, if a holder submits all or a portion of its Notes for conversion and complies with the requirements of the Indenture, the Company will settle its conversion obligation through the Trustee on or prior to the fifth Business Day following the date on which the holder satisfies the conversion requirements of the Indenture. With respect to the New Notes, if a holder submits all or a portion of its Notes for conversion and complies with the requirements of the Indenture, the Company will settle its conversion obligation through the Trustee on or prior to the fifth Business Day following the later of (i) the date on which the Ten-Day Average Price can be determined or (ii) the date on which the holder satisfies the conversion requirements of the Indenture. With respect to the Notes, the Company will deliver cash in lieu of any fractional shares.
Holders who wish to convert their Notes must comply with the procedures in Paragraph 10 of the Notes.
The Trustee serves as the Paying Agent and Conversion Agent under the Indenture with respect to the Notes. The address of the Trustee is as follows:

Mail:	Express Delivery:	Hand Delivery:
The Bank of New York Trust	The Bank of New York Trust	The Bank of New York Trust
Company, N.A.	Company, N.A.	Company, N.A.
Global Corporate Trust	Global Corporate Trust	101 Barclay Street, 1st Floor
P.O. Box 2320	2001 Bryan Street, 9th Floor	New York, NY 10286
Dallas, TX 75221-2320	Dallas, TX 75201

IMPORTANT TAX INFORMATION
Please read this carefully
Under United States federal income tax law a withholding of 28% from reportable payments made to certain holders of Notes may be required unless the holder furnishes a properly completed Form W-9 or otherwise establishes an exemption from backup withholding.
*	These CUSIP Numbers have been assigned to this issue by the CUSIP Service Bureau and are included solely for the convenience of the holders of the Notes. Neither the Company nor the Trustee shall be responsible for the selection or use of these CUSIP Numbers, nor is any representation made as to their correctness on the Notes or as indicated in this notice.

Dated: April 16, 2008
THE BANK OF NEW YORK TRUST COMPANY, NATIONAL ASSOCIATION, TRUSTEE, on behalf of CenterPoint Energy, Inc.